EMail Address central@cwilson.com
Our File No. 28773//01 / D/JLM/677633.1

February 9, 2005

Sensor System Solutions Inc.
45 Parker Avenue, Suite A
Irvine, CA 92618

Dear Sirs:

Re: Registration Statement on Form S-8

We have acted as special counsel to Sensor System Solutions Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 3,000,000 of our common shares, consisting of 1,500,000 shares of our common stock (the "Grant Shares") that we are required to issue to our former President and Chief Executive Officer pursuant to a written stock compensation agreement with him (the "Grant Agreement") and up to 1,500,000 shares of our common stock (the "Markin Shares") that we are required to issued to our former director pursuant to a written stock compensation agreement with him (the "Markin Agreement").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Grant Share and each Markin Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the Grant Agreement and the Markin Agreement, validly issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP